At the Company

Terry Nicklin

Marketing Director

CDT Ltd

Tel: +44 1954 713656

Fax: +44 1954 713620

tnicklin@cdtltd.co.uk

At Financial Relations Board

John C. McNamara

+1 212-827-3771

jmcnamara@financialrelationsboard.com

Cambridge Display Technology Announces Financial Results

for Second Quarter 2005

Q2 2005 Highlights
  Revenues of $2.7 million, an increase of 71% over the 2005 first quarter and 4% higher than Q2 2004
  Gross profit of $2.0 million, up from $1.1 million in the 2005 first quarter, and compared with $2.3 million in Q2 2004

CAMBRIDGE, United Kingdom, August 10, 2005 -- Cambridge Display Technology, Inc. [Nasdaq: OLED] today reported its financial results for the second quarter of 2005. The Company is a pioneer in the development of polymer organic light emitting diode technology, and completed its initial public offering in December 2004.

Revenues in the second quarter of 2005 were $2.7 million, compared with $2.6 million for the corresponding quarter in 2004, an increase of 4%. First quarter revenues for 2005 were reported at $1.6 million. The majority of revenues continue to arise from Technology Services and Development and include receipts from companies including Samsung Electronics, Sumitomo Chemical and Toppan.

Gross profit was $2.0 million, a decrease of 12% from last year, but 85% up over the first quarter 2005.

The Company's operating results fluctuate significantly from quarter to quarter as licensing and other contract negotiations are concluded, services and equipment are delivered and revenues become recognizable. At June 30, 2005, the Company had $7.8 million in deferred revenues, substantially all of which it expects to recognize as revenue during the remainder of 2005. In addition the company had contracted revenues of $5.6 million which it expects to recognize in 2005.

R&D expenses of $4.2 million were higher in Q2 2005 than in Q2 2004

($3.1 million), reflecting lower grant receipts and a higher level of development project activity and support for the Company's licensees and partners.

Selling, General and Administrative (SG&A) expenses increased by $1.6 million over Q2 2004 to $4.4 million in Q2 2005, mainly as a result of increased expenses associated with being a public company. SG&A in Q2 2005 also includes costs of re-establishing a line of credit and includes a $0.6 million non-cash item associated with stock compensation expense.

Net loss was $6.7 million for Q2 2005 (2004: $3.8 million), bringing the first half net loss to $15.4 million; net loss for the first half of 2004 was $21.5 million. The 2004 figure included a $12.2 million accounting charge connected with the acquisition of CDT Oxford.

Cash used in operations was $2.0 million for Q2 2005, compared with $5.9 million in Q1, primarily as a result of R & D tax credits received in the second quarter, and also reflecting a more normal operating cash flow as certain expenses associated with the IPO were paid in Q1 2005. Cash used in operations was $2.1 million in

Q2 2004.

The Company's cash and cash equivalents were $15.1 million at June 30, 2005, compared with $26.9 million at December 31, 2004.

CEO Dr. David Fyfe comments: "In May, we announced our intention to form a Joint Venture with Sumitomo Chemical, and we believe this JV, when in operation, will significantly increase the effectiveness of the P-OLED supply chain, and encourage even faster adoption of our technology by display producers. We continue to expect strong revenue growth for the remainder of 2005, and that the sale of our 50% shareholding in Litrex to Ulvac of Japan will be completed in early Q4 2005".

The Company will be holding a conference call to discuss these results. Interested investors may listen to a live web cast on Wednesday, August 10, 2005 at 12:30 ET, 17:30 BST. This call can be accessed through the internet at www.earnings.com.

The Company's interim financial results have been published in the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, which will be filed with the SEC.

About CDT

Cambridge Display Technology is a pioneer in the research, development and commercialization of polymer organic light emitting diodes (P-OLEDs), which are targeted for use in a wide range of electronic display products used for information management, communications and entertainment. Features include reduced power consumption, size, thickness and weight, wide viewing angle, superior video imaging performance and the potential for use on flexible display substrates. Current CDT licensees are actively developing their manufacturing strategies. Founded in 1992, the Company is headquartered in Cambridge, UK and listed on the Nasdaq National Market under the ticker symbol "OLED".

The Company's website is www.cdtltd.co.uk

Statements contained in this press release that are not historical facts are "forward-looking statements" and their presence may be indicated by words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "seek," "will" and "may," as well as the negative thereof and similar expressions. There can be no assurance that future developments affecting Cambridge Display Technology, Inc. and its subsidiaries will be those anticipated by management. Among the factors, risks and uncertainties that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements are the following: the outcomes of the Company's ongoing and future research and development activities, as well as those of its licensees; the Company's ability to form and continue strategic relationships with manufacturers of P-OLED materials and displays; the successful commercialization of products that include the Company's P-OLED technology by its licensees; the willingness of the Company's manufacturers and licensees to continue to develop, manufacture and sell commercial products integrating the Company's technology; the future demand for products using the Company's P-OLED technology; the comparative advantages and disadvantages of any competing technologies; the Company's ability to maintain and improve its competitive position following the expiration of its fundamental patents; the adequacy of protections afforded to the Company by the patents that it owns or licenses and the cost to the Company of enforcing these patents; the Company's ability to obtain, expand and maintain patent protection in the future and to protect its unpatentable intellectual property; and the Company's future capital requirements and its ability to obtain additional financing when needed. Readers should also consider the additional factors described under the caption "Factors That May Affect Our Operating Results" in the Company's 10-K and 10-Q reports filed with the SEC. Investors should not place undue reliance on such forward-looking statements and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.